Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 4th day of January 2010, by and between Botetourt Bankshares, Inc., a Virginia corporation (the “Company”), the Bank of Botetourt, a Virginia state bank wholly owned by the Company (the “Bank”), and H. Watts Steger, III (the “Executive”).

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of the Executive’s services on behalf of the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth, the parties agree as follows:

Part I: General Employment Terms

1. Employment and Duties.

(a) General Duties. The Company will employ the Executive as Chief Executive Officer of the Company on the terms and subject to the conditions of this Agreement. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of Chief Executive Officer. The Executive agrees to devote his time and attention on a basis of at least 1,000 hours per year (or such other minimum required to qualify for company-provided health insurance) to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Company. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service to which would generate good will for the Company and its subsidiaries. The Executive’s duties shall include, but not be limited to: (i) reviewing and certifying, as required, reports to the Securities and Exchange Commission, including Forms 10-K, 10-Q, 8-K, and proxies; (ii) consulting with Company and Bank management on the best approach to shareholder, investor, and customer relations issues; (iii) providing advice and consultation to the Chief Executive Officer of the Bank (“Bank CEO”); (iv) interacting with external auditors, regulators and legal counsel, as needed, with regard to Company activities, policies, assets and liabilities; (v) manage the Company’s affairs in general, representing management’s position on Company issues in Company and Bank Board and Committee meetings, and before the public and shareholders; (vi) remain available to contribute and help in Bank community and business development activities as requested reasonably by the Board or the Bank CEO; and (vii) consult with Company and Bank Board Committees as reasonably requested.

(b) Board of Directors. The Executive shall stand for reelection to the Company’s and Bank’s Boards of Directors and serve in those capacities at least until his employment by the Company has been terminated or this Agreement expires, whichever comes first. The Company’s and Bank’s Board of Directors shall support such reelection of the Executive to the Company Board during that period.

2. Term. The term of this Agreement (the “Term”) is effective as of July 31, 2010 and will continue through and including June 30, 2013, unless terminated or extended as provided below. This Agreement shall be extended for successive one-year periods following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term.

3. Compensation.

(a) Base Salary. The Company shall pay the Executive an annual base salary not less than $100,000. The base salary shall be paid to the Executive in accordance with established payroll practices of the Company. In connection with the annual performance review of the Executive, the Company will review the succeeding year’s base salary amount on or before June 30 of each year to consider whether any adjustments should be made to the base salary for such year; however, the base salary shall not be less than the minimum amount referred to above.

(b) Annual Bonus. During the term of this Agreement, the Executive will be eligible to participate in any annual incentive plan developed for the Company that will establish measurable criteria and incentive compensation levels payable to the Executive for corporate performance in relation to defined threshold benchmarks. The Compensation Committee or the Board of Directors of the Company, as the case may be, may establish the targeted corporate performance levels for the Company on an annual basis consistent with the Company’s business plan and objectives. The Executive will not participate in incentive plans offered solely to Bank employees.

(c) Board Fees. The Executive shall be eligible to receive fees for board service consistent with that paid to other board members, except that he will not receive fees for attending Board Committee meetings.

4. Benefits.

(a) Plans. For purposes of eligibility for employee benefits, the Executive also shall be considered an employee of the Bank. During the term of this Agreement, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or the Bank provides to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, (i) disability and life insurance, (ii) vacation and sick leave, (iii) Bank employee health insurance, and (iv) retirement plans (including the Bank’s defined contribution plan and non-qualified plan or “rabbi trust”, but only as available); provided however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this paragraph 4(a). Notwithstanding the above, the Executive shall not participate in any Bank-specific bonus plan or qualify for additional contributions to the Bank Defined Benefit plan after the date of this Agreement.

(b) Vacation. The Executive shall be entitled to four (4) weeks vacation annually without loss of pay. The Executive may not carryover accrued vacation from year to year.

(c) Automobile. During the term of this Agreement, the Company shall provide the Executive with an appropriate automobile or automobile allowance as determined by the Board of Directors of the Company. At the end of the Executive’s employment, the Company shall provide the Executive 60 days notice to purchase the Company owned automobile he most recently drove on a regular basis at a cost equal to the Company’s reported book value for that vehicle.

(d) Defined Benefit Plan. Upon execution of this Agreement, the Company will provide the Executive a reasonable opportunity to liquidate and “cash out” his position in the Company’s Defined Benefit Plan. This right shall be provided regardless of whether the Defined Benefit Plan is fully and adequately funded at the time the Executive elects to liquidate his benefits in that Plan. The Company or the Bank must post a bond for the benefit of that Plan if necessary to permit the Executive to liquidate his position, all as reviewed and approved by the Mr. William Dowd, Sageview Consulting Group, Glen Allen, Virginia or another benefits consultant acceptable to the Company and the Virginia Bankers Association.

5. Reimbursement of Expenses. The Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions. However, the Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior Board approval of the expenses.

6. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. In the event of termination due to the death of the Executive, his survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, full compensation hereunder for a period of three (3) months following the month in which his death occurred. If the Company determines that the Incapacity, as defined below, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. “Incapacity” shall mean the failure of the Executive to perform his assigned duties with the Company on a consistent basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee.

(b) Termination by Company With or Without Cause. The Company may terminate the Executives employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the Board of Directors of the Company, or the Executive’s willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

(ii) conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate;

(iii) any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation;

(iv) dishonesty of the Executive with respect to the Company or any subsidiary or affiliate, or breach of a fiduciary duty owed to the Company or any subsidiary or affiliate; or

(v) the willful engaging by the Executive in conduct that is reasonably likely to result, in material injury to the Company, monetarily or otherwise, in the good faith judgment of the Company.

(c) Termination by Executive for Good Reason. The Executive may terminate his employment for Good

Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 or, in the event of a Change in Control (as defined below), paragraph 10(a);

(ii) any action taken by the Company which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Executive;

(iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence which, for this purpose, includes any reassignment to a place of employment located more than 50 miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; or

(iv) any failure by the Company, or any successor entity following a Change in Control, to comply with the provisions of Sections 3 and 4 or paragraph 10(b) or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice given by the Executive.

(d) Incapacity. If payments under a long term disability policy or plan shall cease due to discontinuance of the plan for failure for any reason of the provider of such policy to continue to make payments, the Company will provide the benefits to the Executive in accordance with the terms of such policy or plan as if it were still in full force and effect. Notwithstanding the above, in no event shall the Company’s obligation under this subparagraph be for more than two years.

7. Obligations of the Company Upon Termination.

(a) Without Cause; Good Reason. Except as set forth in paragraphs 7(b) and 7(c) below, if, during the term of this Agreement, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, the Company will pay to the Executive in a lump sum within thirty (30) days after the termination of employment the sum of the Executive’s annual base salary through the date of termination to the extent not paid before and the balance of the Executive’s annual base salary for a period of twelve (12) months from the date of termination of employment. The Company shall also maintain in full force and effect for the Executive’s continued benefit, until twelve (12) months from the date of termination of employment, all health and insurance plans as required by federal law, and provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive until twelve months from the date of termination of employment is not feasible, the Company shall pay the Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for twelve months. In addition, stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under a Company stock incentive plan, if applicable, will provide that the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the date of termination of employment without Cause or for Good Reason. In the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, to exercise the option.

(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under paragraph

7(a) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Company shall have no further obligation due with respect to those payments, in the event the Executive engages in “Competition” or makes any “Unauthorized Disclosure of Confidential Information.” In addition, in exchange for the payments on termination as provided in this Agreement, other provisions of this Agreement and other valuable consideration acknowledged by this Agreement, the Executive agrees that he will not engage in competition for a period of eighteen (18) months after the Executive’s employment with the Company ceases for any reason, including the expiration or nonrenewal of this Agreement. For purposes of this Agreement:

(i) “Competition” means the Executive’s engaging without the written consent of the board of directors of the Company or a person authorized, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within 50 miles of the Company’s headquarters or any branch office of the Company or any of its subsidiaries (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

(A) engaging in or entering into the business of any banking, lending or any other business activity in which the Company or any of its affiliates is actively engaged at the time the Executive’s employment ceases, or

(B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its affiliates for the purpose of competing with the products or services provided by the Company or any of its affiliates, or

(C) employing or soliciting for employment any employees of the Company or any of its affiliates for the purpose of competing with the Company or any of its affiliates.

(ii) “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of Section 8 of this Agreement.

(iii) For purposes of this Agreement, “customers” or “clients” of the Company or any of its affiliates means individuals or entities to whom the Company or any of its affiliates has provided banking, lending, or other similar financial services at any time from the Effective Date through the date the Executive’s employment with the Company ceases.

(c) Death or Incapacity. If the Executive’s employment is terminated by reason of death or incapacity in accordance with paragraph 6(a), this Agreement shall terminate without further obligation to the Executive or his legal representatives except as otherwise specified in paragraph 6(a).

(d) Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or for other than Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive his annual base salary through the date of termination. The Executive will still be required to comply with the non-competition and confidentiality covenants set forth in paragraph 7(b).

(e) Remedies. The Executive acknowledges that the restrictions set forth in paragraph 7(b) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if he breaches or threatens to breach any provision of paragraph 7(b), the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall he entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the

Executive violates the provisions of paragraph 7(b), the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under paragraph 7(b) of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

8. Confidentiality. The Executive recognizes that as an employee of the Company he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company.

9. Fees and Expenses; Mitigation; Noncompetition.

(a) The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by

(a) The Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction.

(b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise.

(c) The Executive will not be required to comply with the noncompetition covenant in paragraph 7(b) if his employment is terminated without Cause or he terminates for Good Reason during or after a Change in Control.

(d) Notwithstanding the above, if the Executive brings a formal legal action pursuant to this Section against the Company or its successor in interest, and a court of competent jurisdiction rules against him, to that extent the Company will not be obligated to pay or reimburse the Executive for the costs and expenses of that portion of such action, including attorneys’ fees.

Part II: Change in Control

10. Employment After a Change in Control. If a Change in Control of the Company occurs during the term of this Agreement, and the Executive is employed by the Company on the date the Change in Control occurs, then the Company shall, within thirty (30) days of such occurrence, pay to the Executive a sum of money equal to one year’s annual salary then in effect. This payment shall be made whether or not the Executive remains an employee of the Company after the Change of Control and shall be in addition to other payments to the Executive under this Agreement or by reason of his employment. This is intended to be consistent with the Change in Control benefits provided generally to senior executives of the Company and the Bank. If a standard form of agreement is used for other senior Company and Bank executive officers in cases of Change in Control and the terms of that form of agreement are changed in a material way, the parties will negotiate reasonably in good faith and amend this Agreement in a manner that makes it consistent with the Company’s and Bank’s form of agreement for Change in Control.

11. Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(i) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii) any acquisition by the Company;

(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the incumbent board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b) where individuals who, as of the inception of this Agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(c) the shareholders of the Company approve, or the Company otherwise consummates,

(i) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this Section, or

(ii) the sale or other disposition of all or substantially all of the assets of the Company.

Part III: Miscellaneous

12. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its affiliates (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors or its designee may specify.

13. Severability. If any provision of this Agreement, or part, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect anid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision, each of which stands independently.

14. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part, to be unenforceable or unreasonable, the court may modify the provision, or part, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

15. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

16. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

17. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties or their legal representatives.

18. Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the board of directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

19. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed in this Agreement and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOTETOURT BANKSHARES, INC.		BANK OF BOTETOURT

By:	/s/ F. Lindsey Stinnett	By:	/s/ F. Lindsey Stinnett
	Vice Chairman of the Board		Vice Chairman of the Board

/s/ H. Watts Steger, III
H. Watts Steger, III